Exhibit 2.1
[RRI Letterhead]
March 24, 2009
NRG Retail LLC
211 Carnegie Center
Princeton, New Jersey 08540
Facsimile: 609-524-4589
Attention: Michael R. Bramnick
Re: Section 7.11 of the MIPA
Dear Mr. Bramnick:
Reference is made to that certain LLC Membership Interest Purchase Agreement, dated as of February 28, 2009 (the “MIPA”), by and between Reliant Energy, Inc. (the “Seller”) and NRG Retail LLC (the “Purchaser”). Each of the Seller and the Purchaser is referred to herein individually as a “Party” and collectively as the “Parties.” This letter agreement (this “Letter Agreement”) sets forth the agreement between the Parties regarding certain modifications of the obligation of the Seller under Section 7.11 of the MIPA. Capitalized terms used but not defined herein shall have the meaning given such terms in the MIPA.
The Parties hereby agree as follows:
Notwithstanding the last sentence of Section 7.11 of the MIPA, the Seller shall not be required to include in the proxy statement for its 2009 annual meeting of shareholders a proposal to amend the Seller’s Third Restated Certificate of Incorporation to change the name of the Seller. The Seller hereby agrees that as soon as practicable following the Closing, and in any event within three Business Days following the Closing, pursuant to Section 253(b) of the Delaware General Corporation Law it shall effectuate a change in the name of the Seller in accordance with Section 7.11 of the MIPA.
Except as amended by the foregoing, the MIPA remains in full effect.
This Letter Agreement may executed and delivered (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
If the foregoing correctly states our understanding and agreement, kindly acknowledge and return this Letter Agreement to the attention of the undersigned.
[Signature Page follows.]

Sincerely, RELIANT ENERGY, INC.
By:	/s/ Michael L. Jines
	Name:	Michael L. Jines
	Title:	Senior Vice President
Accepted and agreed as of the date first written above:

NRG RETAIL LLC

By:	/s/ Christopher S. Sotos

	Name:	Christopher S. Sotos
	Title:	President
cc: Mitchell F. Hertz (Kirkland & Ellis LLP)

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